Exhibit 5.2

June 18, 2004

Telecom Argentina S.A.

Alicia Moreau de Justo 50

(C1107AAB) Buenos Aires

Argentina

Dear Ladies and Gentlemen:

We are acting as special Argentine counsel to Telecom Argentina S.A. (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the United States Securities and Exchange Commission (File No. 333-111790) by the Company for the purpose of registering under the United States Securities Act of 1933, the Company’s Series A Notes Due 2014 and Series B Notes Due 2011 (collectively, the “Notes”) to be issued in connection with the Company’s solicitation of holders of its outstanding medium term notes and certain other unsecured financial indebtedness of powers of attorney or commitments to execute an Acuerdo Preventivo Extrajudicial, on the terms and subject to the conditions set forth in the Solicitation Statement forming a part of the Registration Statement and pursuant to an Indenture (the “Indenture”) to be entered into between the Company and The Bank of New York.

We have examined the originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Notes, when duly authorized by the shareholders’ meeting of the Company and duly executed, authenticated and delivered in accordance with the terms of the Indenture and the terms and conditions set forth in the Solicitation Statement, will be valid and binding obligations of the Company insofar as Argentine law is concerned.

We are lawyers admitted to practice in Argentina and the foregoing opinion is limited to the laws of Argentina, as in effect on the date hereof.

MARVAL, O’FARRELL & MAIRAL

We hereby consent to the use of our name under the captions “Description of the APE,” “Enforcement of Civil Liabilities” and “Legal Matters” in the Solicitation Statement forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In addition, we consent to the incorporation by reference of this opinion and consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Very truly yours,

Santiago Carregal